Exhibit 23.4
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Ruffino S.r.l.:
We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-160396) and Form S-8 (Nos. 33-26694, 33-56557, 333-88391, 333-57912, 333-68180, 333-132061, 333-146849, 333-149206, and 333-161155) of Constellation Brands, Inc. of our report dated June 26, 2009, with respect to the consolidated balance sheet of Ruffino S.r.l. as of December 31, 2008, and the related consolidated statement of operations and consolidated statement of cash flows for the year then ended, which report appears in the amendment to the February 28, 2010 annual report on Form 10-K/A of Constellation Brands, Inc.
Our report dated June 26, 2009 includes an explanatory paragraph that states that accounting principles generally accepted in Italy vary in certain significant respects from U.S. generally accepted accounting principles. Information relating to the nature and effect of such differences is presented in note 18 to the consolidated financial statements.
/s/ KPMG S.p.A.
Milan, Italy
June 30, 2010